FOR IMMEDIATE RELEASE

Newtek Business Services, Inc. Confirms 2006 Earnings and EBITDA Guidance

New York, N.Y. - June 22, 2006 - Newtek Business Services, Inc. (NASDAQ: NKBS) (www.newtekbusinessservices.com), a provider of business services and financial products to the small business market, announced today that it has confirmed its previously announced guidance. The Company is forecasting consolidated revenues at $89 to $92 million and confirming its previous guidance of an after tax consolidated loss for 2006 at $1.1 million to $2.6 million or $.03 to $.08 loss per share. Newtek also confirmed its previous forecast of EBITDA from its three primary business segments at $15.8 million to $17.0 million. Newtek has posted a Power Point® presentation on its website homepage, www.newtekbusinessservices.com which details all six segments by their annual and quarterly performance so that the investment community can track its regular progress.

Barry Sloane, Chairman and CEO of Newtek Business Services said, “The Company continues to grow and develop its transforming business model. We are benefiting from excellent markets for our three primary services as small to medium-sized business growth and activity has been strong. We are forecasting EBITDA growth from our three primary business segments of 33% to $15.8 million for 2006. Our consolidated revenues in 2006 should be in the range of $89 to $92 million despite a decline of $20 million in non-cash revenues from the capco business segment, which we are continuing to deemphasize in favor of our operating businesses. We expect to see an increase in our client base in 2006 of approximately 18,000 and of this approximately 12,000 expected new clients are due to organic growth and 6,000 are expected due to acquisition. We believe we will conclude our 2006 business year with over 75,000 Newtek clients served. We expect to eliminate the conditions that caused us to be late in our regulatory filings and will shortly announce three additional hires to bolster our accounting and finance department. We also anticipate timely regulatory filings by the end of the second quarter.”

About Newtek Business Services, Inc.

Newtek Business Services, Inc. is a direct distributor of business services and financial products to the small to medium-sized business market. According to the SBA, there are over 23 million small businesses in the United States which in total represent 99.7% of all employers, generate 60 - 80 percent of all new jobs annually and generate more than 50% of non-farm GDP. Since 1999, Newtek has helped these business owners realize their potential by providing them with the essential tools needed to manage and grow their businesses. Newtek focuses on providing its 60,000 customers with access to financial, management and technological resources that enable them to better grow and compete in today’s marketplace. Newtek’s products and services include:

•	Newtek Small Business Finance: U.S. government-guaranteed small business lending services;
•	Newtek Merchant Solutions: electronic merchant payment processing solutions;
•	Newtek Insurance Agency: commercial and personal insurance;
•	Newtek Web Hosting: domain registration, hosting, web design and development;
•	Newtek Data Storage Services: data backup, archival and retrieval services;
•	Newtek Financial Information Systems: outsourced digital bookkeeping; and
•	Newtek Tax Services: tax filing, preparation and advisory services.

Statements in this press release including statements regarding Newtek's beliefs, expectations, intentions or strategies for the future, may be "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, intensified competition, operating problems and their impact on revenues and profit margins, anticipated future business strategies and financial performance, anticipated future number of customers, business prospects, legislative developments and similar matters. Risk factors, cautionary statements and other conditions which could cause Newtek’s actual results to differ from management's current expectations are contained in Newtek’s filings with the Securities and Exchange Commission and available through http://www.sec.gov.

Contacts:
Newtek Business Services

Barry Sloane
Chairman of the Board & CEO
212-356-9500
bsloane@newtekbusinessservices.com

2006 Segment Guidance First Quarter
(In millions of dollars except E.P.S. guidance)

	Revenue	Pretax Net Income	EBITDA
Merchant Processing	9.3-9.7	.4-.5	.6-.7
Web Hosting	3.1-3.3	.8-.9	1.6-1.7
SBA Lending	2.0-2.2	(.1)-.0	.9-1.0
CAPCO	1.6	(3.9)-(3.7)
All Other	1.5	(.6)-(.5)
OH	1.5	(.9)-(.8)
Interco Eliminations	(1.2)
Total	17.8-18.6	(4.3)-(3.6)
Current E.P.S Guidance (per share)		(.08)-(.06)
Prior E.P.S. Guidance (per share)		(.10)-(.09)

2006 Segment Guidance Second Quarter
(In millions of dollars except E.P.S. guidance)

	Revenue	Pretax Net Income	EBITDA
Merchant Processing	10.1-10.5	.7-.8	1.1-1.2
Web Hosting	3.1-3.3	.7-.9	1.5-1.6
SBA Lending	2.3-2.5	.0-.1	1.0-1.1
CAPCO	2.1	(3.4)-(3.3)
All Other	1.0	(.3)-(.2)
OH	1.5	(.9)-(.8)
Interco Eliminations	(1.2)
Total	18.9-19.7	(3.2)-(2.5)
Current E.P.S. Guidance (per share)		(.06)-(.04)
Prior E.P.S Guidance (per share)		(.07)-(.06)

2006 Segment Guidance Third Quarter
(In millions of dollars except E.P.S. guidance)

	Revenue	Pretax Net Income	EBITDA
Merchant Processing	11.6-12.0	1.0-1.1	1.7-1.8
Web Hosting	3.2-3.4	.7-.8	1.5-1.6
SBA Lending	3.3-3.5	.0-.1	1.1-1.2
CAPCO	3.8	(1.7)-(1.6)
All Other	1.0	(.6)-(.5)
OH	1.5	(1.0)-(.9)
Interco Eliminations	(1.2)
Total	23.2-24.0	(1.6)-(1.0)
Current E.P.S Guidance (per share)		(.03)-(.02)
Prior E.P.S. Guidance (per share)		(.03)-(.02)

2006 Segment Guidance Fourth Quarter
(In millions of dollars except E.P.S. guidance)

	Revenue	Pretax Net Income	EBITDA
Merchant Processing	12.9-13.3	1.3-1.4	2.0-2.1
Web Hosting	3.3-3.5	.6-.8	1.5-1.6
SBA Lending	2.3-2.5	.3-.4	1.3-1.4
CAPCO	9.5	4.0-4.0
All Other	1.0	(.5)-(.4)
OH	1.5	(1.0)-(.9)
Interco Eliminations	(1.2)
Total	29.3-30.1	4.7-5.3
Current E.P.S Guidance (per share)		.08-.09
Prior E.P.S. Guidance (per share)		.10-.12

2006 Annual Segment Guidance
(In millions of dollars except for E.P.S. guidance)

	Revenue	Pretax Net Income	EBITDA
Merchant Processing	43.9-45.5	3.4-3.8	5.4-5.8
Web Hosting	12.7-13.5	2.8-3.4	6.1-6.5
SBA Lending	9.9-10.7	0.2-0.6	4.3-4.7
CAPCO	17.0	(5.0)-(4.6)
All Other	4.5	(2.0)-(1.6)
OH	6.0	(3.8)-(3.4)
Interco Eliminations	(4.8)
Total	89.2-92.4	(4.4)-(1.8)

After Tax Net Income		(2.6)-(1.1)
Current E.P.S. Guidance (per share)		(.08)-(.03)
Prior E.P.S. Guidance (per share)		(.10)-(.05)